Exhibit 23.4

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated April 3, 2013 with respect to the consolidated financial statements of Arrow Midstream Holdings, LLC and subsidiaries for the years ended December 31, 2012 and 2011, included in the Current Report of Crestwood Midstream Partners, LP on Form 8-K dated October 17, 2013, which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned report, and to the use of our name as it appears under the caption “Experts”.

/s/ Grant Thornton LLP

Tulsa, Oklahoma
July 17, 2014